Exhibit 99

Media Relations 212 460 4111 (24 hours)	Consolidated Edison, Inc. 4 Irving Place New York NY 10003 www.conEdison.com

FOR IMMEDIATE RELEASE	Contact:	Joseph Petta
October 20, 2005		212-460-4111

CON EDISON, INC. REPORTS 2005 THIRD QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) [NYSE: ED] today reported 2005 third quarter earnings from ongoing operations of $287 million or $1.17 a share, compared with earnings from ongoing operations of $265 million or $1.11 cents a share for the third quarter of 2004. Excluded from the 2004 results is the impact of non-cash charges totaling $15 million after-tax related to the Con Edison of New York gas and steam rate plans. Also excluded from these results are the discontinued operations of Con Edison Communications (CEC). Including the 2004 charges and losses from CEC, net income for common stock for the third quarter of 2005 was $285 million or $1.17 a share compared with $246 million or $1.02 a share in 2004. The company also declared a quarterly dividend of 57 cents a share on its common stock payable December 15, 2005 to stockholders of record as of November 16, 2005.

“Warmer than normal summer weather pushed electricity usage in our service territories to record levels,” said Kevin Burke, the company’s President and Chief Executive Officer. “We are investing more than $1 billion a year to maintain reliability and upgrade our transmission and distribution systems. Our infrastructure investments are essential to support New York’s economic growth, as well as to provide the power necessary for a better quality of life for our customers,” he said.

The company’s earnings from ongoing operations for the first nine months of 2005 were $586 million or $2.41 a share compared with earnings from ongoing operations of $512 million or $2.19 a share for the first nine months of 2004. Including the 2004 charges and discontinued operations of CEC, net income for common stock for the first nine months of 2005 was $581 million or $2.39 a share compared with $487 million or $2.08 a share in the 2004 period.

The company expects its earnings for 2005 to be in the range of $2.85 to $2.95 a share. The company’s previously forecasted 2005 earnings range was $2.75 to $2.90 per share.

The following table is a reconciliation of Con Edison’s earnings and earnings per share from ongoing operations to reported net income for common stock and earnings per share.

(Millions of Dollars, except earnings per share)	For the quarter ended September 30,				For the nine months ended September 30,
	Earnings		Earnings per share		Earnings		Earnings per share
	2005	2004	2005	2004	2005	2004	2005	2004
Reported net income for common stock and earnings per share – GAAP Basis	$285	$246	$1.17	$1.02	$581	$487	$2.39	$2.08
Con Edison of New York gas and steam rate plan one-time charges	—	15	—	0.07	—	15	—	0.07
Discontinued operations of CEC	2	4	—	0.02	5	10	0.02	0.04

Ongoing operations	$287	$265	$1.17	$1.11	$586	$512	$2.41	$2.19

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CON EDISON, INC. REPORTS 2005 THIRD QUARTER EARNINGS

The following table represents an analysis of the major factors affecting Con Edison’s earnings per share from ongoing operations for the third quarter and first nine months of 2005 compared with the 2004 periods:

	Third Quarter Variation	Nine Months Variation
Con Edison of New York:
Sales growth (estimated)	$0.04	$0.11
Impact of weather in 2005 versus 2004 (estimated)	0.16	0.12
Electric rate plan (estimated)	0.26	0.53
Gas rate plan (estimated)	0.02	0.13
Steam rate plan (estimated)	0.03	0.16
Increased pension and other postretirement benefit costs	(0.04)	(0.14)
Higher operations and maintenance expense	(0.06)	(0.14)
Higher depreciation, property tax and other taxes	(0.19)	(0.33)
Allowance for funds used during construction	(0.04)	(0.07)
Other	(0.05)	(0.11)

Total Con Edison of New York	0.13	0.26
Orange and Rockland Utilities	0.01	0.03
Unregulated energy subsidiaries (including parent company)	(0.08)	(0.07)

Total earnings per share variation from ongoing operations	$0.06	$0.22

The earnings per share variations shown above reflect the dilutive effect of a higher weighted average number of common shares outstanding in the 2005 three-month and nine-month periods (244 million shares in each period) than in the 2004 three-month and nine-month periods (242 million and 234 million shares, respectively).

For Con Edison of New York, increased revenues under the electric rate plan that took effect in April 2005 and the gas and steam rate plans that took effect in October 2004 address the recovery of higher expenses for pensions and other postretirement benefits, ongoing operations and maintenance, depreciation and property taxes, and provide a return on capital invested in the energy infrastructure. The increases in pension and other postretirement benefit costs reflect primarily lower net pension credits from the amortization of previous years’ net investment gains and losses. Higher depreciation and property taxes reflect continuing infrastructure investment programs and the commercial start-up of the East River Repowering Project.

The performance of the unregulated energy subsidiaries for the third quarter and the first nine months of 2005, compared with the 2004 periods, reflects primarily the effect of mark-to-market accounting for electricity sales. For these sales, prices are fixed and fuel costs have been hedged.

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CON EDISON, INC. REPORTS 2005 THIRD QUARTER EARNINGS

For the three months ended September 30, 2005, amounts of electricity, gas and steam delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, increased 2.7 percent, 3.5 percent and 1.9 percent, respectively, as compared with the 2004 period.

For the first nine months of 2005, amounts of electricity, gas and steam delivered by Con Edison of New York, after adjusting for variations in weather and billing days in the period, increased 2.2 percent, 3.3 percent and 2.3 percent, respectively, as compared with the 2004 period.

Refer to the attachments to this press release for the condensed consolidated balance sheets at September 30, 2005 and December 31, 2004 and the consolidated income statements for the three and nine months ended September 30, 2005 and 2004. Additional information related to utility sales and revenues is available on the Con Edison Web site at www.conedison.com, select “Investor Information” and then select “Financial Reports.”

This press release contains forward-looking statements that reflect expectations and not facts. Actual results may differ materially from those expectations because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

Consolidated Edison, Inc. is one of the nation’s largest investor-owned energy companies, with approximately $10 billion in annual revenues and $25 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas, and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York state and adjacent sections of northern New Jersey and northeastern Pennsylvania; Con Edison Solutions, a retail energy supply and services company; Con Edison Energy, a wholesale energy supply company; Con Edison Development, a company that owns and operates generating plants and participates in other infrastructure projects; and Con Edison Communications, a telecommunications infrastructure company and service provider.

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Attachment A

CONSOLIDATED EDISON, INC.

CONSOLIDATED BALANCE SHEET (Condensed)

(UNAUDITED)

	September 30, 2005	December 31, 2004
	(Millions of Dollars)
ASSETS
PLANT, AT ORIGINAL COST
Utility plant - net	$15,736	$15,168
Non-utility plant - net	853	873
Non-utility property held for sale	74	65

NET PLANT	16,663	16,106

CURRENT ASSETS
Cash and temporary cash investments	119	26
Accounts receivable - customers, less allowance for uncollectible accounts	910	741
Other receivables, less allowance for uncollectible accounts	308	198
Inventories	394	307
Prepayments	632	93
Current assets held for sale	5	5
Other current assets	1,083	339

TOTAL CURRENT ASSETS	3,451	1,709

INVESTMENTS	263	257

DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS
Goodwill	409	406
Intangible assets - net	93	100
Prepaid pension costs	1,466	1,442
Regulatory assets	2,057	2,258
Other deferred charges and noncurrent assets	370	282

TOTAL DEFERRED CHARGES, REGULATORY ASSETS AND NONCURRENT ASSETS	4,395	4,488

TOTAL ASSETS	$24,772	$22,560

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders’ equity	$7,340	$7,054
Preferred stock of subsidiary	213	213
Long-term debt	7,061	6,561

TOTAL CAPITALIZATION	14,614	13,828

NONCURRENT LIABILITIES
Provision for injuries and damages	175	180
Pension and retiree benefits	235	207
Superfund and other environmental costs	236	198
Noncurrent liabilities held for sale	7	5
Other noncurrent liabilities including minority interest	141	134

TOTAL NONCURRENT LIABILITIES	794	724

CURRENT LIABILITIES
Long-term debt due within one year	371	469
Notes payable	224	156
Accounts payable	1,189	920
Customer deposits	228	232
Current liabilities held for sale	10	11
Other current liabilities	1,030	434

TOTAL CURRENT LIABILITIES	3,052	2,222

DEFERRED CREDITS AND REGULATORY LIABILITIES
Deferred income taxes and investment tax credits	3,810	3,726
Regulatory liabilities and other deferred credits	2,502	2,060

TOTAL DEFERRED CREDITS AND REGULATORY LIABILITIES	6,312	5,786

TOTAL CAPITALIZATION AND LIABILITIES	$24,772	$22,560

Attachment B

CONSOLIDATED EDISON, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$2,518	$2,168	$5,682	$5,238
Gas	232	182	1,314	1,111
Steam	111	88	474	415
Non-utility	514	296	1,112	813

TOTAL OPERATING REVENUES	3,375	2,734	8,582	7,577

OPERATING EXPENSES
Purchased power	1,538	1,215	3,447	3,035
Fuel	222	148	553	467
Gas purchased for resale	133	86	786	643
Other operations and maintenance	420	384	1,239	1,121
Depreciation and amortization	147	140	434	413
Taxes, other than income taxes	323	278	874	815
Income taxes	173	153	322	306

TOTAL OPERATING EXPENSES	2,956	2,404	7,655	6,800

OPERATING INCOME	419	330	927	777

OTHER INCOME (DEDUCTIONS)
Investment and other income	(11)	24	6	39
Allowance for equity funds used during construction	—	6	8	18
Preferred stock dividend requirements of subsidiary	(3)	(3)	(8)	(8)
Other deductions	(3)	(4)	(14)	(10)
Income taxes	5	6	10	12

TOTAL OTHER INCOME (DEDUCTIONS)	(12)	29	2	51

INTEREST EXPENSE
Interest on long-term debt	111	105	330	320
Other interest	9	8	19	24
Allowance for borrowed funds used during construction	—	(4)	(6)	(13)

NET INTEREST EXPENSE	120	109	343	331

INCOME FROM CONTINUING OPERATIONS	287	250	586	497

LOSS FROM DISCONTINUED OPERATIONS (NET OF INCOME TAXES OF $4, $3, $5, and $7)	(2)	(4)	(5)	(10)

NET INCOME	$285	$246	$581	$487

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$1.17	$1.04	$2.41	$2.12
Discontinued operations	—	(0.02)	(0.02)	(0.04)

Net income	$1.17	$1.02	$2.39	$2.08

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$1.17	$1.03	$2.40	$2.12
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.04)

Net income	$1.16	$1.01	$2.38	$2.08

AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC (IN MILLIONS)	244.4	241.5	243.5	233.9

AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED (IN MILLIONS)	245.4	242.2	244.2	234.6